Exhibit 99.1

Qumu Announces Preliminary Second Quarter 2016 Results
Second Quarter 2016 Conference Call Scheduled for August 3, 2016

Minneapolis, MN – July 21, 2016 – Qumu Corporation (NASDAQ: QUMU) today announced preliminary financial results for the second quarter ended June 30, 2016, which remain subject customary quarterly review procedures.

Second quarter revenue is expected to be approximately $6.5 million, compared to $8.8 million last year and previously issued guidance of approximately $8.7 million. Second quarter net loss per diluted share is expected to be approximately $(0.48), compared to $(0.75) last year and previously issued guidance of a range of $(0.40) to $(0.36). Adjusted EBITDA for the second quarter is expected to be a loss of approximately $3.1 million, compared to a loss of $5.8 million last year and previously issued guidance of a range of a loss of $2.5 million to $2.0 million.

For the six months ended June 30, 2016 revenue is expected to be approximately $15.2 million, compared to $14.7 million last year. For the six months ended June 30, 2016 net loss per diluted share is expected to be approximately $(0.93), compared to $(1.83) last year. Adjusted EBITDA for the six months ended June 30, 2016 is expected to be a loss of approximately $6.0 million, compared to a loss of $14.5 million last year.

The Company will provide final second quarter 2016 results and revised full year guidance on August 2, 2016. The Company no longer expects to meet its prior full year guidance.

"We are disappointed by our financial results for the second quarter as several enterprise opportunities that would have enabled us to attain our revenue guidance were delayed into the second half of the year. While every opportunity is unique, we have increased our focus on internal sales execution and are taking actions to address the delays we have experienced," stated Vern Hanzlik, Qumu’s president and CEO. "We remain confident in the enterprise video content management market and our ability to deliver exceptional products and services to our customers."

Conference Call
Qumu Corporation will hold its conference call and webcast to review financial results for the second quarter ended June 30, 2016 and revised guidance for full year 2016 on Wednesday, August 3, 2016 at 10:00 a.m. Eastern Time. The earnings announcement will be issued after the market closes on August 2, 2016.

The dial-in numbers for the conference call are 877-456-6914 for domestic participants and 929-387-3794 for international participants. Investors can also access a webcast of the live conference call by linking through the investor relations section of the Qumu website, www.qumu.com. Upon completion, the webcast will be archived on Qumu’s website for one year.

Non-GAAP Information
To supplement the Company's condensed consolidated financial statements presented on a GAAP basis, the Company uses adjusted EBITDA (a non-GAAP measure), which excludes certain items presented under GAAP. Adjusted EBITDA excludes items related to stock-based compensation, depreciation and amortization, interest income and expense, and the impact of income-based taxes.

The Company uses both GAAP and non-GAAP measures when planning, monitoring, and evaluating the Company’s performance. The Company believes that adjusted EBITDA is useful to investors because it provides supplemental information that allows investors to review the Company's results of operations from the same perspective as management and the Company's board of directors. Non-GAAP results are presented for supplemental informational purposes only for understanding our operating results. The non-GAAP results should not be considered a substitute for financial information presented in accordance with generally accepted accounting principles, and may be different from non-GAAP measures used by other companies.

Forward-Looking Statements
This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” or “estimate” or comparable terminology are intended to identify forward-looking statements. Such forward-looking statements include, for example, statements about: the Company’s future revenue and operating performance, cash balances, future product mix or the timing of recognition of revenue and the demand for the Company’s products or software. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause the actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include the risk factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 and other factors set forth in the Company’s filings with the Securities and Exchange Commission.

About Qumu
Video is today’s document. Qumu Corporation (QUMU) provides the tools businesses need to create, manage, secure, deliver and measure the success of their videos. Qumu's innovative solutions release the power in video to engage and empower employees, partners and clients. Organizations around the world realize the greatest possible value from video they create and publish using Qumu. Whatever the audience size, viewer device or network configuration, Qumu solutions are how business does video. Additional information can be found at www.qumu.com.

Contact:
Peter Goepfrich, CFO
Qumu Corporation
612-638-9096